                            AGREEMENT AND PLAN OF MERGER



                              DATED AS OF MAY 19, 1999

                                      BETWEEN

                                    U.S. BANCORP

                                        AND

                                   WESTERN BANCORP

                                 TABLE OF CONTENTS

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE I--CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.01  Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II--THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     2.01  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     2.02  Effective Date and Effective Time . . . . . . . . . . . . . . . . . . . .8

ARTICLE III--MERGER CONSIDERATION; EXCHANGE PROCEDURES . . . . . . . . . . . . . . .8
     3.01  Merger Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.02  Rights as Shareholders; Stock Transfers . . . . . . . . . . . . . . . . .8
     3.03  Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.04  Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.05  Anti-Dilution Provisions. . . . . . . . . . . . . . . . . . . . . . . . 10
     3.06  Options and Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE IV--ACTIONS PENDING ACQUISITION. . . . . . . . . . . . . . . . . . . . . . 12
     4.01  Forbearances of Seller. . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.02  Forbearances of Acquirer. . . . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE V--REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . 15
     5.01  Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.02  Standard. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.03  Representations and Warranties of Seller. . . . . . . . . . . . . . . . 16
     5.04  Representations and Warranties of Acquirer. . . . . . . . . . . . . . . 29

ARTICLE VI--COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.01  Reasonable Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.02  Shareholder Approval. . . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.03  Registration Statement. . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.04  Press Releases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.05  Access; Information . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     6.06  Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . 35
     6.07  Affiliate Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . 36
     6.08  Stock Exchange Listing. . . . . . . . . . . . . . . . . . . . . . . . . 36
     6.09  Regulatory Applications . . . . . . . . . . . . . . . . . . . . . . . . 36
     6.10  Indemnification; Directors' and Officers' Insurance . . . . . . . . . . 37
     6.11  Takeover Laws; No Right Triggered . . . . . . . . . . . . . . . . . . . 38
     6.12  Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . 39
     6.13  Certain Loans and Related Matters . . . . . . . . . . . . . . . . . . . 39
     6.14  Monthly Financial Statements. . . . . . . . . . . . . . . . . . . . . . 39

                                      2


     6.15  Accountants' Letters. . . . . . . . . . . . . . . . . . . . . . . . . . 39
     6.16  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     6.17  Establishment of Accruals . . . . . . . . . . . . . . . . . . . . . . . 40
     6.18  Coordination of Dividends . . . . . . . . . . . . . . . . . . . . . . . 40
     6.19  Updated Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . 40
     6.20  Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

ARTICLE VII--CONDITIONS TO CONSUMMATION OF THE MERGER. . . . . . . . . . . . . . . 42
     7.01  Conditions to Each Party's Obligation to Effect the Merger. . . . . . . 42
     7.02  Conditions to Obligation of Seller. . . . . . . . . . . . . . . . . . . 43
     7.03  Conditions to Obligation of Acquirer. . . . . . . . . . . . . . . . . . 44

ARTICLE VIII--TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     8.01  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     8.02  Effect of Termination and Abandonment . . . . . . . . . . . . . . . . . 48
     8.03  Termination Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . 48

ARTICLE IX--MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     9.01  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     9.02  Waiver; Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     9.03  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     9.04  Governing Law; Waiver of Jury Trial . . . . . . . . . . . . . . . . . . 49
     9.05  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     9.06  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     9.07  Entire Understanding; No Third Party Beneficiaries. . . . . . . . . . . 50
     9.08  Interpretation; Effect. . . . . . . . . . . . . . . . . . . . . . . . . 50
     9.09  Enforcement of Agreement. . . . . . . . . . . . . . . . . . . . . . . . 50

SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

Exhibit A--Form of Seller Stock Option Agreement . . . . . . . . . . . . . . . . .A-1
Exhibit B--Form of Affiliate Agreement . . . . . . . . . . . . . . . . . . . . . .B-1

                            AGREEMENT AND PLAN OF MERGER


      AGREEMENT AND PLAN OF MERGER, dated as of May 19, 1999 (this "Agreement"), between U.S. BANCORP ("Acquirer") and WESTERN BANCORP ("Seller").

                                      RECITALS

      A. ACQUIRER. Acquirer is a Delaware corporation, having its principal place of business in Minneapolis, Minnesota.

      B. SELLER. Seller is a California corporation, having its principal place of business in Newport Beach, California.

      C. INTENTIONS OF THE PARTIES. Acquirer and Seller intend that the merger (the "Merger") contemplated by this Agreement shall qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

      D. BOARD ACTION. The respective Boards of Directors of Seller and Acquirer have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the Merger in accordance with the terms provided for herein.

      E. STOCK OPTION. As a condition to, and immediately after the execution of, this Agreement, Acquirer and Seller are entering into the Stock Option Agreement (the "Seller Option Agreement") in substantially the form attached hereto as Exhibit A, pursuant to which Seller will grant Acquirer an option exercisable upon the occurrence of certain events.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                     ARTICLE I

                                CERTAIN DEFINITIONS

      1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

      "1999 Bonus Amounts" has the meaning set forth in Section 6.20(b).

      "Acquirer" has the meaning set forth in the preamble to this Agreement.

      "Acquirer Average Price" has the meaning set forth in Section 8.01(h)(i).

      "Acquirer Board" means the Board of Directors of Acquirer.

      "Acquirer Common Stock" means the common stock, $1.25 par value per share, of Acquirer.

      "Acquirer Preferred Stock" has the meaning set forth in Section 5.04(b).

      "Acquirer Regulatory Reports" has the meaning set forth in Section 5.04(i)(i).

      "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

      "CGCL" means the California General Corporation Law, as amended.

      "Code" has the meaning set forth in the recitals.

      "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(p)(i).

      "Confidentiality Agreement" has the meaning set forth in Section 6.05(b).

      "Continuing Employee" has the meaning set forth in Section 6.20(a).

      "Costs" has the meaning set forth in Section 6.10(a).

      "DFI" means the California Department of Financial Institutions.

      "DGCL" means the Delaware General Corporation Law, as amended.

      "DPC Shares" shall mean shares of Seller Common Stock held as a result of debts previously contracted in good faith.

      "Disclosure Schedule" has the meaning set forth in Section 5.01.

      "Dissenting Shares" has the meaning set forth in Section 3.04(f).

      "Effective Date" has the meaning set forth in Section 2.02.

      "Effective Time" has the meaning set forth in Section 2.02.

      "Environmental Law" has the meaning set forth in Section 5.03(s).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" has the meaning set forth in Section 5.03(p)(iv).

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      "Exchange Agent" has the meaning set forth in Section 3.04(a).

      "Exchange Fund" has the meaning set forth in Section 3.04(a).

      "Exchange Ratio" has the meaning set forth in Section 3.01(a).

      "Execution Date Average Price" has the meaning set forth in Section 8.01(h)(i).

      "FDIC" means the Federal Deposit Insurance Corporation.

      "FRB" means the Board of Governors of the Federal Reserve System.

      "Final Index Price" has the meaning set forth in Section 8.01(h)(ii)(D).

      "Final Price" has the meaning set forth in Section 8.01(h)(ii)(C).

      "GAAP" means United States generally accepted accounting principles, consistently applied.

      "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

      "Hazardous Substance" has the meaning set forth in Section 5.03(s).

      "Indemnified Parties" has the meaning set forth in Section 6.10(a).

      "Index Group" has the meaning set forth in Section 8.01(h)(ii)(A).

      "Initial Index Price" has the meaning set forth in Section 8.01(h)(ii)(B).

      "Injunction" has the meaning set forth in Section 7.01(c).

      "Insurance Amount" has the meaning set forth in Section 6.10(c).

      "Latest Seller Balance Sheet" has the meaning set forth in Section
5.03(i).

      "Leases" has the meaning set forth in Section 5.03(r)(ii).

      "Liabilities" has the meaning set forth in Section 5.03(i).

      "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than liens for taxes not yet due and payable.

      "Loans" has the meaning set forth in Section 5.03(w)(i).

      "Material Adverse Effect" means, with respect to Acquirer or Seller, as the case may be, any effect that: (i) is material and adverse to the financial position, results of operations or business of Acquirer and its Subsidiaries, taken as a whole, or Seller and its Subsidiaries, taken as a whole, or
(ii) would materially impair the ability of either Acquirer or Seller to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by any court or any Governmental Authority, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any expenses incurred by a party hereto in connection with this Agreement or the transactions contemplated hereby, or (d) any action or omission of Seller or any of its Subsidiaries or Acquirer or any of its Subsidiaries taken with the prior written consent of the other party hereto.

      "Merger" has the meaning set forth in Section 2.01(a).

      "Merger Consideration" has the meaning set forth in Section 2.01(a).

      "Millennium Compliant" has the meaning set forth in Section 5.03(aa).

      "Multiemployer Plans" has the meaning set forth in Section 5.03(p)(iii).

      "NYSE" means the New York Stock Exchange.

      "Net Option Value" has the meaning set forth in Section 3.06(a).

      "New Certificates" has the meaning set forth in Section 3.04(a).

      "OCC" means the Office of the Comptroller of the Currency.

      "Old Certificates" has the meaning set forth in Section 3.04(a).

      "Option Stock Consideration" has the meaning set forth in Section 3.06(a).

      "OREO" means the "other real estate owned."

      "Pension Plan" has the meaning set forth in Section 5.03(p)(iii).

      "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or other entity or unincorporated organization.

      "Plans" has the meaning set forth in Section 5.03(p)(iii).

      "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

      "Proxy Statement" has the meaning set forth in Section 6.03(a).

      "Registration Statement" has the meaning set forth in Section 6.03(a).

      "Regulatory Authorities" has the meaning set forth in Section 5.03(k)(i).

      "Replacement Warrant" has the meaning set forth in Section 3.06(b).

      "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

      "SEC" means the Securities and Exchange Commission.

      "SEC Documents" has the meaning set forth in Section 5.03(g).

      "Sections 1300 et seq." has the meaning set forth in Section 3.04(f).

      "Securities Act" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

      "Seller" has the meaning set forth in the preamble to this Agreement.

      "Seller Articles" means the Articles of Incorporation of Seller as in effect as of the date hereof.

      "Seller Board" means the Board of Directors of Seller.

      "Seller By-Laws" means the By-Laws of Seller as in effect as of the date hereof.

      "Seller Common Stock" means the common stock, no par value per share, of Seller.

      "Seller Meeting" has the meaning set forth in Section 6.02.

      "Seller Option Agreement" has the meaning set forth in the recitals to this Agreement.

      "Seller Plans" means those plans set forth on Schedule 5.03(p) in the Disclosure Schedule.

      "Seller Preferred Stock" has the meaning set forth in Section 5.03(b).

      "Seller Regulatory Reports" has the meaning set forth in Section 5.03(k)(iii).

      "Seller Stock Option" has the meaning set forth in Section 3.06(a).

      "Seller Warrant" has the meaning set forth in Section 3.06(b).

      "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

      "Superior Proposal" means a bona fide Takeover Proposal which a majority of the disinterested members of the Seller Board determines in its reasonable good faith judgment to be more favorable to the Seller's shareholders than the Merger (after receiving the written opinion, with only customary qualifications, of the Seller's independent financial advisor that the financial value of the consideration provided for in such Takeover Proposal exceeds the financial value of the Merger Consideration) and for which financing, to the extent required, is then committed by a third party or which, in the reasonable good faith judgment of a majority of such disinterested members (after receiving the written advice of the Seller's independent financial advisor), is highly likely to be financed by such third party.

      "Surviving Corporation" has the meaning set forth in Section 2.01(a).

      "Takeover Laws" has the meaning set forth in Section 5.03(bb).

      "Takeover Proposal" means, with respect to any Person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or any of its Significant Subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Seller or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement and the Seller Option Agreement.

      "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

      "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

      "Treasury Stock" shall mean shares of Seller Common Stock held by Seller or by Acquirer or any of its Subsidiaries, in each case other than Trust Account Shares and DPC Shares.

      "Trust Account Shares" shall mean shares of Seller Common Stock held in a fiduciary (including custodial or agency) capacity.

      "Twenty Day Calculation Period" has the meaning set forth in Section 8.01(h)(ii)(E).

                                     ARTICLE II

                                     THE MERGER

      2.01  THE MERGER.

      (a) THE SURVIVING CORPORATION. At the Effective Time, Seller shall merge with and into Acquirer (the "Merger"), the separate corporate existence of Seller shall cease and Acquirer shall survive and continue to exist as a Delaware corporation (Acquirer, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Acquirer may at any time prior to the Effective Time change the method of effecting the combination with Seller (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of Seller directly with and into a wholly-owned subsidiary of Acquirer, in which either Seller or such subsidiary is the surviving corporation; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Seller Common Stock as provided for in this Agreement (the "Merger Consideration"), or the relative equity interest in the Surviving Corporation represented thereby, (ii) adversely affect the tax treatment of Seller's shareholders, as a result of the Merger, receiving the Merger Consideration, or
(iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

      (b) EFFECTIVE DATE OF MERGER; EFFECTS OF MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the occurrence of both (i) the filing in the office of the Secretary of State of California of an agreement of merger in accordance with Section 1103 of the CGCL and (ii) the filing in the office of the Secretary of State of the State of Delaware of a certificate of merger in accordance with Section 252 of the DGCL, or such later date and time as may be set forth in such agreement and certificate. The Merger shall have the effects prescribed in the CGCL and the DGCL.

      (c) CERTIFICATE OF INCORPORATION AND BY-LAWS. The certificate of incorporation and by-laws of the Surviving Corporation immediately after the Effective Time shall be those of Acquirer as in effect immediately prior to the Effective Time.

      (d) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Acquirer immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

      2.02 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the business day on which the last of the conditions set forth in Sections 7.01, 7.02 and 7.03 shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Acquirer, on the last business day of the month in which such day occurs) or
(ii) such other date to which the parties hereto may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

                                    ARTICLE III

                     MERGER CONSIDERATION; EXCHANGE PROCEDURES

      3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

            (a) OUTSTANDING SELLER COMMON STOCK. Each share of Seller Common Stock, excluding Treasury Stock, issued and outstanding immediately prior to the Effective Time shall be converted, subject to Section 3.05, into 1.2915 shares of Acquirer Common Stock (the "Exchange Ratio").

            (b) OUTSTANDING ACQUIRER COMMON STOCK. Each share of Acquirer Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected and shall, together with the shares converted into Acquirer Common Stock pursuant to Section 3.01(a), constitute all of the then-issued and outstanding shares of common stock of the Surviving Corporation.

            (c) TREASURY STOCK. Each of the shares of Seller Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      3.02 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Seller Common Stock shall cease to be, and shall have no rights as, shareholders of Seller, other than to receive any dividend or other distribution with respect to Seller Common Stock with a record date occurring prior to the Effective Date and the consideration provided under this Article III, including any dissenter's rights provided in Section 3.04(f). After the Effective Time, there shall be no transfers on the stock transfer books of Seller or the Surviving Corporation of shares of Seller Common Stock.

      3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Acquirer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Acquirer shall pay to each holder of Seller Common Stock who would otherwise be entitled to a fractional share of Acquirer Common Stock (after taking into account all of the shares of Seller Common Stock represented by all of the Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing sale prices of Acquirer Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

      3.04  EXCHANGE PROCEDURES.

      (a) DEPOSIT OF EXCHANGE FUND. At or prior to the Effective Time, Acquirer shall deposit, or shall cause to be deposited, with such bank or trust company as Acquirer shall elect (which may be a Subsidiary of Acquirer) (the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Seller Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates ("New Certificates") representing the shares of Acquirer Common Stock and the cash in lieu of fractional shares (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions) being hereinafter referred to as the "Exchange Fund") to be issued and paid pursuant to this Article III in exchange for the shares of Seller Common Stock outstanding immediately prior to the Effective Time.

      (b) EXCHANGE OF CERTIFICATES. As promptly as practicable after the Effective Date, Acquirer shall send or cause to be sent to each former holder of record of shares of Seller Common Stock (other than Treasury Stock) immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the Merger Consideration set forth in this
Article III. Acquirer shall cause the New Certificates representing Acquirer Common Stock into which shares of a shareholder's Seller Common Stock are converted on the Effective Date and/or any check in respect of fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Seller Common Stock (or indemnity reasonably satisfactory to Acquirer and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned of record immediately prior to the Effective Time by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.

      (c) UNCLAIMED CERTIFICATES. If Old Certificates are not surrendered or the consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of Acquirer (and to the extent not in its possession shall be paid over to Acquirer), free and clear of all claims or interest of any Person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Seller Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (d) DISTRIBUTIONS IN RESPECT OF UNCLAIMED CERTIFICATES. No dividends or other distributions with respect to Acquirer Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Seller Common Stock converted in the Merger into the right to receive shares of such Acquirer Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor after having complied with the procedures set forth in this
Section 3.04, and no such shares of Acquirer Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates after having complied with the procedures set forth in this Section
3.04. After becoming so entitled and after having complied with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had otherwise become payable with respect to shares of Acquirer Common Stock such holder had the right to receive upon surrender of the Old Certificate.

      (e) DISPOSITION OF UNCLAIMED EXCHANGE FUND. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller for six months after the Effective Time shall be returned by the Exchange Agent to Acquirer. Any shareholders of Seller who have not theretofore complied with this Article III shall thereafter look only to Acquirer for payment of the shares of Acquirer Common Stock, cash in lieu of any fractional shares of Acquirer Common Stock, and unpaid dividends and distributions on Acquirer Common Stock deliverable in respect of each share of Seller Common Stock such shareholder holds immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case, without any interest thereon.

      (f) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock which are outstanding immediately prior to the Effective Time and which constitute "dissenting shares" as defined in Section 1300 of the CGCL (such shares are referred to herein as "Dissenting Shares") shall not be converted into shares of Acquirer Common Stock but, instead, the holders thereof shall be entitled to receive payment of the fair market value of such Dissenting Shares in accordance with the provisions of Sections 1300-1312 ("Sections 1300 et seq.") of the CGCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw, with the consent of the Surviving Corporation, his or her demand for purchase of such shares, or (ii) if any holder of Dissenting Shares fails to establish or perfect or otherwise loses his or her entitlement to payment of the fair market value of such shares as provided in Sections 1300 et seq. such holder or holders (as the case may be) shall not be entitled to receive payment of the fair market value of such shares of Seller Common Stock as contemplated by Sections 1300 et seq., and each of such shares shall thereupon be deemed to have been converted into shares of Acquirer Common Stock and cash in lieu of fractional shares, without any interest thereon, as provided in Article III hereof.

      3.05 ANTI-DILUTION PROVISIONS. In the event Acquirer changes (or establishes a record date for changing) the number of shares of Acquirer Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, recapitalization, reclassification, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Acquirer Common Stock, or Acquirer declares a stock dividend or extraordinary cash dividend, and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

      3.06  OPTIONS AND WARRANTS.

      (a) OPTIONS. Except as may be otherwise agreed in writing between Acquirer and the holder of any option, at the Effective Time all outstanding options to purchase shares of Seller Common Stock outstanding immediately prior to the Effective Time under any of the Seller Plans (all such options of an option holder having the same exercise price, a "Seller Stock Option") shall be converted into the right to receive from Acquirer (i) that number of shares of Acquirer Common Stock equal to the quotient obtained by dividing the Net Option Value with respect to such Seller Stock Option (as defined below) by $35.62 plus
(ii) cash in lieu of any fractional shares in accordance with Section 3.03 (the "Option Stock Consideration"). The "Net Option Value" shall be equal to the amount obtained by multiplying the difference, if positive, between $46.00 less the applicable exercise price of such Seller
Stock Option times the number of shares for which such Seller Stock Option is exercisable, such number of shares and exercise prices as expressly stated in the applicable stock option agreement relating to such Seller Stock Option.
At or prior to the Effective Time, Seller shall take all reasonable action as is necessary to fully advise holders of Seller Stock Options of their rights under this Agreement and the Seller Stock Options, to facilitate their timely exercise of such rights and to effectuate the provisions of this Section 3.06(a). From and after the Effective Time, other than as expressly set forth in this Section 3.06(a), no holder of a Seller Stock Option shall have any other rights in respect thereof other than to receive the consideration for his or her Seller Stock Options in the manner described above. The surrender of a Seller Stock Option to Acquirer in exchange for the Option
Stock Consideration shall be deemed a release of any and all rights the option holder had or may have had in respect of such Seller Stock Option.

      (b) WARRANTS. At the Effective Time, all outstanding warrants to purchase shares of Seller Common Stock (all such warrants of a warrant holder, a "Seller Warrant") shall be converted into a warrant to acquire, on the same terms and conditions as were applicable under such Seller Warrant, that number of shares of Acquirer Common Stock equal to (a) the number of shares of Seller Common Stock subject to the Seller Warrant, multiplied by (b) the Exchange Ratio (such product rounded up to the nearest whole number) (all such new warrants of a warrant holder, a "Replacement Warrant"), at an exercise price per share (rounded up or down to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Seller Common Stock which were purchasable pursuant to such Seller Warrant divided by (z) the number of full shares of Acquirer Common Stock subject to such Replacement Warrant in accordance with the foregoing. At or prior to the Effective Time, Seller shall take all reasonable action, if any, necessary with respect to the applicable warrants or warrant agreements to permit the replacement of the outstanding Seller Warrants by Acquirer pursuant to this Section 3.06(b).

      (c) Prior to the Effective Time, Acquirer shall reserve for issuance the number of shares of Acquirer Common Stock necessary to satisfy Acquirer's obligations under this Section 3.06.

                                     ARTICLE IV

                            ACTIONS PENDING ACQUISITION

      4.01 FORBEARANCES OF SELLER. From the date hereof until the Effective Time, except as contemplated by this Agreement or the Seller Option Agreement, without the prior written consent of Acquirer (which consent will not be unreasonably withheld), Seller will not, and will cause each of its Subsidiaries not to:

            (a) ORDINARY COURSE. Conduct the business of Seller and its Subsidiaries other than in the ordinary and usual course in accordance in all material respects with all applicable laws, rules and regulations and past practice, or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact in all material respects the business organizations and assets and maintain in all material respects its rights, franchises and existing relations with customers, suppliers, employees and business associates.

            (b) DELAY. Willfully take any action that Seller knows or should reasonably know would materially and adversely affect or delay the ability of Seller or Acquirer to perform any of their respective obligations under this Agreement.

            (c) CAPITAL STOCK. Other than pursuant to the Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

            (d) DIVIDENDS, ETC. (i) Except as Previously Disclosed, subject to the provisions of Section 6.18, take, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than normal quarterly dividends not in excess of $.225 per share of Seller Common Stock with record and payment dates consistent with past practice, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire (except for the acquisition of DPC Shares and Trust Account Shares), any shares of its capital stock or any Rights with respect to Seller securities.

            (e) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as expressly contemplated by this Agreement, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Seller or any of its Subsidiaries, or grant any bonus or any salary or wage increase or establish or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation and/or benefits to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice.

            (f) BENEFIT PLANS. Except as Previously Disclosed or expressly contemplated by this Agreement, enter into, establish, adopt or amend (except
(i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Seller or any of its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

            (g) DISPOSITIONS. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of the assets, deposits, business or properties of Seller or any of its Subsidiaries except in the ordinary course of business; provided, that any such sale, transfer, mortgage, encumbrance or disposition of any real property, other than OREO, shall not be considered to be in the ordinary course of business.

            (h) ACQUISITIONS. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to Seller and its Subsidiaries, taken as a whole.

            (i) CAPITAL EXPENDITURES. Except as Previously Disclosed, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $500,000 in the aggregate.

            (j)   GOVERNING DOCUMENTS.  Amend the Seller Articles or Seller
By-Laws.

            (k) ACCOUNTING METHODS. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

            (l) CONTRACTS. Except as Previously Disclosed and except in the ordinary course of business consistent with past practice, enter into, terminate or renew any material contract or amend or modify in any material respect any of its existing material contracts.

            (m)   ADVERSE ACTIONS.

                  (i) Take any action while knowing that such action would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

                  (ii) Knowingly take any action not otherwise specifically permitted by this Agreement that is intended or is reasonably likely to result in

      (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of Acquirer to exercise its rights under the Seller Option Agreement.

            (n) RISK MANAGEMENT. Except as required by applicable law or regulation (a) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (b) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk, or (c) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

            (o) INDEBTEDNESS; LIABILITIES. Except as Previously Disclosed, incur any indebtedness for borrowed money in an amount exceeding $5,000,000 in the aggregate or voluntarily incur or become subject to any material liability, in each case other than in the ordinary course of business consistent with past practice.

            (p) DISCHARGE. Discharge or satisfy any material lien or encumbrance on the properties or assets of Seller or any of its Subsidiaries or pay or cancel any material debt, liability or claim of Seller or any of its Subsidiaries or otherwise waive any rights of material value of Seller or any of its Subsidiaries, except in the ordinary course of business.

            (q) INSURANCE. Except as Previously Disclosed, permit the current insurance policies of Seller or any of its Subsidiaries to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverages substantially equal to the coverages under the canceled, terminated or lapsed policies are in full force and effect.

            (r) SETTLEMENTS. Except as Previously Disclosed, enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which Seller or any of its Subsidiaries becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Seller or its Subsidiaries of amounts in excess of $100,000.

            (s) EXTENSIONS OF CREDIT. Make any agreements or commitments binding it to extend credit except in a manner consistent with past practice and in accordance with the lending policies of the bank Subsidiaries of Seller or make any agreement or commitment binding it to extend credit for any individual loan in an amount in excess of $5,000,000 without submitting loan package information to the chief credit officer of Acquirer for review with a right of comment at least one full business day prior to taking such action.

            (t)   COMMITMENTS.  Agree or commit to do any of the foregoing.

      4.02 FORBEARANCES OF ACQUIRER. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Seller (which consent will not be unreasonably withheld), Acquirer will not, and will cause each of its Subsidiaries not to:

            (a) DELAY. Willfully take any action Acquirer knows or should know would materially adversely affect or delay the ability of Seller or Acquirer to perform any of their respective obligations under this Agreement.

            (b)   ADVERSE ACTIONS.

                  (i) Take any action while knowing that such action would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

                  (ii) Knowingly take any action not otherwise specifically permitted by this Agreement that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                                     ARTICLE V

                           REPRESENTATIONS AND WARRANTIES

      5.01 DISCLOSURE SCHEDULE. On or prior to the date hereof, Seller has delivered to Acquirer a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item has had or will have a Material Adverse Effect.

      5.02 STANDARD. No representation or warranty of Seller or Acquirer contained in Section 5.03 or 5.04, respectively, shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in
Section 5.03 or 5.04 has had or would be reasonably expected to have a Material Adverse Effect on the party making such representation or warranty.

      5.03 REPRESENTATIONS AND WARRANTIES OF SELLER. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Seller hereby represents and warrants to Acquirer:

            (a) ORGANIZATION, STANDING AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Seller is duly licensed and qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed and qualified. Seller has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The copies of the Seller Articles and Seller By-Laws which have been provided to Acquirer prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through the date hereof. True and correct copies of the minute books of Seller have been made available to Acquirer and fairly and accurately reflect all material corporate action taken by the Seller Board and the shareholders of Seller since December 31, 1996.

            (b) SELLER CAPITAL STOCK. As of the date of this Agreement, the authorized capital stock of Seller consists solely of 100,000,000 shares of Seller Common Stock and 5,000,000 shares of preferred stock (the "Seller Preferred Stock"). As of May 17, 1999, there were 21,110,800 shares of Seller Common Stock and no shares of Seller Preferred Stock issued and outstanding. As of the date hereof no shares of Seller Common Stock were held in treasury by Seller or otherwise owned by Seller. As of the date of this Agreement, no shares of Seller Common Stock were reserved for issuance, except (i) a total of 1,049,444 shares of Seller Common Stock were reserved for issuance upon the exercise of outstanding stock options pursuant to the Seller Plans, (ii) a total of 54,987 shares of Seller Common Stock were reserved for issuance under stock options that may be granted pursuant to the Seller Plans, (iii) 111,009 shares of Seller Common Stock were reserved for issuance upon exercise of warrants, and
(iv) the shares of Seller Common Stock reserved for issuance pursuant to the Seller Stock Option. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as referred to above or as Previously Disclosed, Seller does not have any Rights issued or outstanding with respect to any shares of Seller Common Stock or any other equity securities of Seller. Other than as described above, Seller has not authorized or issued any indebtedness, instrument, contract or other arrangement that could be treated as equity of the Seller under United States federal income tax law. Additionally, Seller has no outstanding stock, indebtedness, instrument, contract or arrangement that Seller has treated as debt for United States federal income tax purposes but not debt for other purposes.

            (c)   SUBSIDIARIES; OWNERSHIP OF OTHER SECURITIES.

                  (i) (A) Seller has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of incorporation of each such Subsidiary, (B) Seller owns, directly or indirectly, all of the issued and outstanding capital stock of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its Subsidiaries) by reason of any Rights,
      (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such Subsidiaries (other than to it or its Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or its Subsidiaries), and (F) all of the shares of capital stock of each such Subsidiary held by it or its Subsidiaries are fully paid and (except pursuant to 12 U.S.C. Section 55 or equivalent state statutes in the case of bank Subsidiaries) nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

                  (ii) Other than in a bona fide fiduciary capacity or as a result of a debt previously contracted, none of Seller or its Subsidiaries owns beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than (i) its Subsidiaries or (ii) securities held pursuant to the asset liability management policy of Seller.

                  (iii) Each of Seller's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

            (d) CORPORATE POWER. Each of Seller and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Seller Option Agreement and to consummate the transactions contemplated hereby and thereby.

            (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval by the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Seller Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of each of Seller and the Seller Board on or prior to the date hereof and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement, the Seller Option Agreement and the transactions contemplated hereby and thereby. Each of this Agreement and the Seller Option Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights generally or by general equity principles). The Seller Board has received the opinion of Credit Suisse First Boston Corporation to the effect that as of the date hereof the Exchange Ratio to be received by the holders of Seller Common Stock in the Merger is fair to the holders of Seller Common Stock from a financial point of view.

            (f)   REGULATORY APPROVALS; NO DEFAULTS.

                  (i) Except as Previously Disclosed, no consents or approvals of, or filings or registrations with, any Governmental Authority or any third party are required to be made or obtained by Seller in connection with the execution, delivery or performance by Seller of this Agreement or the Seller Option Agreement or to consummate the transactions contemplated hereby and thereby, except for: (A) any required filings of applications or notices with the FRB and the DFI; (B) filings with the SEC and state securities authorities; (C) the approval of this Agreement by the shareholders of Seller; and (D) the filing of the agreement of merger and the certificate of merger as contemplated in Section 2.01(b). As of the date hereof, Seller has not been notified to the effect that the approvals set forth in Section 7.01(b) will not be received.

                  (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Seller Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not:

                         (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, arrangement, understanding, indenture or instrument of Seller or any of its Subsidiaries or to which Seller or any of its Subsidiaries or any of their respective properties is subject or bound,

                         (B) constitute a breach or violation of, or a default under, the Seller Articles or the Seller By-Laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Seller's Subsidiaries, or

                         (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, arrangement, understanding, indenture or instrument.

            (g) FINANCIAL REPORTS AND SEC DOCUMENTS. The Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and 1997, the Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed subsequent to December 31, 1998 under the Securities Act or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed with the SEC (collectively, the "SEC Documents"), of Seller or any of its Subsidiaries, as of the date filed (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document of Seller or any of its Subsidiaries, including the related notes and schedules thereto, fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents of Seller or any of its Subsidiaries (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

            (h) NO MATERIAL ADVERSE CHANGES. Except as Previously Disclosed, since December 31, 1998, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect with respect to Seller and its Subsidiaries, taken as a whole.

            (i) ABSENCE OF UNDISCLOSED LIABILITIES. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted, including Taxes with respect to or based upon transactions or events heretofore occurring ("Liabilities"), required to be reflected in the balance sheets of Seller and its Subsidiaries in accordance with GAAP have been so reflected. Seller has no Liabilities except (a) as reflected in the consolidated balance sheets of Seller and its Subsidiaries as of March 31, 1999 contained in Seller's SEC Documents (the "Latest Seller Balance Sheet"), (b) Liabilities which have arisen after the date of the Latest Seller Balance Sheet in the ordinary course of business (including, without limitation, deposit obligations), none of which (other than deposit obligations) is a material uninsured liability, and (c) as otherwise Previously Disclosed.

            (j) LITIGATION. No litigation, claim or other proceeding before any court or Governmental Authority is pending against Seller or any of its Subsidiaries and, to Seller's knowledge, no such litigation, claim or other proceeding has been threatened. None of Seller or its Subsidiaries is subject to any outstanding order, writ, injunction or decree.

            (k)   REGULATORY MATTERS.

                  (i) None of Seller or its Subsidiaries is a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the DFI, the OCC, the FRB, the FDIC and/or any other state regulatory agencies) (collectively, the "Regulatory Authorities").

                  (ii) None of Seller or its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (iii) Since December 31, 1996, each of Seller and its Subsidiaries has filed each report or other filing that it was required to file with any federal or state banking or other applicable Regulatory Authorities having jurisdiction over it (together with all exhibits thereto, the "Seller Regulatory Reports"). Seller has provided or made available to Acquirer copies of all of the Seller Regulatory Reports. As of their respective dates or as subsequently amended prior to the date hereof, each of the Seller Regulatory Reports was true and correct and complied with the requirements of the applicable form for each such Seller Regulatory Report.

            (l)   COMPLIANCE WITH LAWS; PERMITS.  Each of Seller and its
Subsidiaries:

                  (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses on behalf of Seller and its Subsidiaries, including, without limitation, to the extent applicable if at all, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Occupational Safety and Health Act of 1970, the Federal Deposit Insurance Act, as amended, the Real Estate Settlement Procedures Act, the Federal Reserve Act, the Home Mortgage Disclosure Act of 1975, the Home Owners Loan Act (each as amended) and all other applicable fair lending laws and other laws relating to the business practices of Seller's bank Subsidiaries;

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller's knowledge, no suspension or cancellation of any of them is threatened;

                  (iii) is in compliance with the provisions of its articles of incorporation or association or similar governing document and its by-laws; and

                  (iv) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that Seller or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or
      (B) threatening to revoke any license, franchise, permit or governmental authorization.

            (m) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents filed as exhibits to their respective SEC Documents, none of Seller or its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral):

                  (i)    that is a "material contract" within the meaning of
      Item 601(b)(10) of the SEC's Regulation S-K, or

                  (ii)   that is a noncompetition (or comparable) agreement.

None of Seller or its Subsidiaries is in default and no circumstances exist under which by notice or passage of time (or both) it would be in default under any material contract, agreement, commitment, arrangement, lease or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. To Seller's knowledge, there has been no default, cancellation or breach by any other party to any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which Seller or any of its Subsidiaries is a party.

            (n) NO BROKERS. No action has been taken by Seller or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, other than the fee to be paid to Credit Suisse First Boston Corporation and Belle Plaine Partners, Inc. as Previously Disclosed.

            (o) EMPLOYEES. To Seller's knowledge, as of the date of this Agreement there is no announced or anticipated resignation of any key employee of Seller or any of its Subsidiaries. Seller has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and non-discrimination. For purposes of this Section 5.03(o): (i) "key employee" shall mean any employee of Seller with annual base compensation of $75,000 or more and (ii) "Seller's knowledge" shall mean the knowledge of Seller's Chief Executive Officer, Chief Financial Officer, General Counsel and Senior Vice President, Director of Human Resources.

            (p)   EMPLOYEE BENEFIT PLANS.

                  (i) Seller's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Seller or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, "Compensation and Benefit Plans"). Under the applicable terms of the Compensation and Benefit Plans, Seller may amend or terminate any such Compensation and Benefit Plans at any time without incurring any liability thereunder.

                  (ii) True and complete copies of the Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied or made available to Acquirer.

                  (iii) Each of the Compensation and Benefit Plans has been administered in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Seller and its Subsidiaries (its "Plans"), to the extent subject to ERISA, are in material compliance with ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws. Each Compensation and Benefit Plan of Seller or its Subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, any voluntary employees' beneficiary association used to fund Compensation and Benefit Plans has received an exemption letter from the Internal Revenue Service, and Seller is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans.

                  (iv) No liability under Title IV of ERISA has been or is expected to be incurred by Seller or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(14) of ERISA or
      Section 414 of the Code (an "ERISA Affiliate"). Neither Seller nor any of its present or former Subsidiaries nor any ERISA Affiliate of it or any of its Subsidiaries presently contributes to a Multiemployer Plan or a multiple employer plan (as described in Section 4064(a) of ERISA), nor have they contributed to such a plan within this calendar year and the preceding five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of Seller or any of its Subsidiaries or by any ERISA Affiliate within the past 12 months.

                  (v) All contributions, premiums and payments required to have been made under the terms of any Compensation and Benefit Plan of Seller or any of its Subsidiaries have been made. Neither any Pension Plan of Seller or any of its Subsidiaries nor any single-employer plan of an ERISA Affiliate of Seller or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Seller nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (vi) Under each Pension Plan of Seller or any of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Pension Plan, and there has been no adverse change in the financial condition of such Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

                  (vii) None of Seller or its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay.

                  (viii) Except as set forth in Seller's Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director or employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation and Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.

                  (ix) Except as set forth in the Disclosure Schedule, no Compensation and Benefit Plan, separately or in the aggregate, requires or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by Acquirer or Seller that are not deductible (in whole or in part) under Section 280G of the Code.

            (q) LABOR MATTERS. None of Seller or its Subsidiaries is a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to Seller's knowledge, threatened, nor to Seller's knowledge is there any activity involving any employee of Seller or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in other organizational activity.

            (r)   PROPERTIES.

                  (i) Each of Seller and its Subsidiaries owns good and marketable title to all of the real property and all of the personal property, fixtures, furniture and equipment owned by it as reflected in the Latest Seller Balance Sheet (other than real property reflected in the Latest Seller Balance Sheet as OREO), free and clear of all liens and encumbrances, except for (A) mortgages on real property as Previously Disclosed, (B) encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby, (C) liens for current taxes and special assessments not yet due and payable, (D) leasehold estates with respect to multi-tenant buildings owned by it, (E) mechanic's, materialman's and other liens imposed by operation of law, and
      (F) property disposed of since the date of the Latest Seller Balance Sheet in the ordinary course of business; PROVIDED, HOWEVER, that no disposal of any fee interest in real property housing Seller branches, loan offices or offices engaged in Seller operations shall be considered to be in the ordinary course of business.

                  (ii) Seller has previously made available to Acquirer complete and accurate copies of abstracts of each of the leases, setting forth the fundamental terms of each of such leases, of Seller or any of its Subsidiaries, including all amendments and modifications thereto (such leases, as amended and modified, the "Leases"). As of the date of this Agreement, the Leases are in full force and effect, and Seller or such Subsidiary, as applicable, has valid and existing leasehold interests under the Leases for the terms set forth therein. With respect to the Leases, none of Seller or its Subsidiaries is in default, and, to Seller's knowledge, none of the other parties to any of the Leases is in default, and, to Seller's knowledge, no circumstances (not in the control of Seller) exist which could result in such a default under any of such Leases.

                  (iii) The rent rolls previously made available to Acquirer are true and correct in all material respects and describe all occupancies and the material terms of each occupancy as of the dates thereof.

                  (iv) All of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of Seller and its Subsidiaries are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Each of Seller and its Subsidiaries owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

            (s) ENVIRONMENTAL MATTERS. To Seller's knowledge, neither the conduct nor operation of Seller or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by it (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and to Seller's knowledge, no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. None of Seller or any of its Subsidiaries has received any written notice from any Person that it or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by it is or was in violation of or otherwise is alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property. To Seller's knowledge, no Hazardous Substances (as defined below) have been deposited or disposed of in, on or under Seller's or any Subsidiary's owned or leased properties (including properties owned, managed or controlled by Seller or any Subsidiary in connection with its lending or fiduciary operations). As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:

                  (i) the protection or restoration of the environment, health, safety, or natural resources;

                  (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or

                  (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

As used herein, the term "Hazardous Substance" means any substance in any concentration that is:

                  (i) listed, classified or regulated pursuant to any Environmental Law;

                  (ii)   any petroleum product or by-product,
      asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or

                  (iii) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

            (t) TAX MATTERS. Each of Seller and its Subsidiaries and all members of any consolidated, affiliated, combined or unitary group of which Seller or any of its Subsidiaries is a member have filed or will file all Tax Returns required to be filed (taking into account permissible extensions) by them on or prior to the Effective Time, and have paid (or have accrued or will accrue, prior to the Effective Time, amounts for the payment of) all Taxes relating to the time periods covered by such returns and reports. The accrued taxes payable accounts for Taxes reflected on the Latest Seller Balance Sheet (or the notes thereto) are sufficient for the payment of all unpaid Taxes of Seller and its Subsidiaries accrued for or applicable to all periods ended on or prior to the date of the Latest Seller Balance Sheet or which may subsequently be determined to be owing with respect to any such period. None of Seller or its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. Each of Seller and its Subsidiaries has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. All Taxes which will be due and payable, whether now or hereafter, for any period ending on or prior to the Effective Time, shall have been paid by or on behalf of Seller and its Subsidiaries or shall be reflected on the books of Seller and its Subsidiaries as an accrued Tax liability determined in a manner which is consistent with past practices and the Latest Balance Sheets, without taking account of the Merger. There are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of Seller or any of its Subsidiaries. None of Seller or its Subsidiaries has made an election under Section 341(f) of the Code for any taxable years not yet closed for statute of limitations purposes. In the five years prior to the date of this Agreement, no demand or claim has been made against Seller or any of its Subsidiaries with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of
which Seller or any of its Subsidiaries was at any time a member.   As of the
date hereof, Seller has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

            (u) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller's or any of its Subsidiaries' own account, or for the account of one or more of its customers (all of which are listed on Seller's Disclosure Schedule), if any, were entered into:

                  (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies, and

                  (ii) with counterparties believed to be financially responsible at the time;

and each of them constitutes the valid and legally binding obligation of the other party thereto enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights generally or by general equity principles) and is in full force and effect. None of Seller or its Subsidiaries, or to Seller's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

            (v) BOOKS AND RECORDS. The books and records of each of Seller and its Subsidiaries prepared on or after December 31, 1996, have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

            (w)   LOAN PORTFOLIO.

                  (i) None of Seller or its Subsidiaries is a party to any written or oral (A) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) reflected as an asset in the Seller's audited financial statements for the year ended December 31, 1998 (collectively, "Loans"), other than Loans the unpaid unguaranteed principal balance of which does not exceed $500,000, under the terms of which the obligor was, as of December 31, 1998, over 90 days delinquent in payment of principal or interest, or (B) Loan with any director, executive officer or five percent or greater shareholder of Seller or any of its Subsidiaries, or to Seller's knowledge, any Person controlling, controlled by or under common control with any of the foregoing. Seller's Disclosure Schedule sets forth (x) all of the Loans with original unguaranteed principal amounts in excess of $100,000 of Seller or any of its Subsidiaries that as of December 31, 1998, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of each such

      Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Seller or any of its Subsidiaries that as of December 31, 1998, were classified as such, together with the aggregate principal amount of such Loans by category and (z) each asset of Seller that as of December 31, 1998, was classified as "Other Real Estate Owned" and the book value thereof.

                  (ii) The documentation relating to each Loan and relating to all security interests, mortgages and other liens with respect to all collateral for each such Loan, taken as a whole, is adequate for the enforcement of the material terms of each such Loan and of the related security interests, mortgages and other Liens. The terms of each such Loan and of the related security interests, mortgages and other Liens comply in all material respects with all applicable laws, rules and regulations (including, without limitation, laws, rules and regulations relating to the extension of credit).

            (x) INSURANCE. Seller's Disclosure Schedule lists each insurance policy maintained by Seller or any of its Subsidiaries with respect to its properties and assets. Prior to the date hereof, Seller has provided or made available to Acquirer complete and accurate copies of each of the insurance policies described on Seller's Disclosure Schedule. All such insurance policies are in full force and effect, and Seller is not in default with respect to its obligations under any of such insurance policies.

            (y) AFFILIATE TRANSACTIONS. None of Seller or its Subsidiaries nor any of their respective executive officers or directors, or, to Seller's knowledge, any member of the immediate family of any such executive officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such executive officer or director), or, to Seller's knowledge, any entity which any of such persons "controls" (within the meaning of Regulation O of the FRB), has any agreement with Seller or any of its Subsidiaries (other than employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Seller or any of its Subsidiaries.

            (z) ADMINISTRATION OF FIDUCIARY ACCOUNTS. Each of Seller and its Subsidiaries has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of Seller and its Subsidiaries, taken as a whole, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. None of Seller or its Subsidiaries nor any of their respective officers or directors has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of Seller and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

            (aa) MILLENNIUM COMPLIANCE. All hardware and software, whether embedded or otherwise, used or licensed for use in the business of Seller and its Subsidiaries as presently conducted is Millennium Compliant or will be Millennium Compliant by a date so that the business, operations or financial condition of Seller and its Subsidiaries or the Surviving Corporation will not be adversely affected. Seller is undertaking all reasonable efforts necessary to determine whether any third party with whom Seller has a material business relationship has software that is Millennium Compliant and to replace all such material business relationships where, in the judgment of Seller, software that is Millennium Compliant is not present and will not be present in time to avoid processing failures or errors that would have a detrimental impact on such third party that could be detrimental to Seller and its Subsidiaries or the Surviving Corporation.

            As used in this Agreement, "Millennium Compliant" shall mean that neither performance nor functionality is affected by data manipulation concerning dates prior to, during, spanning, or after January 1, 2000, and shall include, but not be limited to: (i) accurately processing (including, but not limited to, calculating, comparing and sequencing) date/time data from, into and between the twentieth and twenty-first centuries and the years 1999 and 2000 and leap year calculations; (ii) functioning without error, interruption, or decreased performance relating to such date/time data; (iii) accurately processing such date/time data when used in combination with other technology;
(iv) accurate date/time data century recognition; (v) calculations that accurately use same century and multi-century formulas and date/time values;
(vi) date/time interface values that reflect the correct century; and
(vii) processing, storing, receiving and outputting all date/time data in a format that accurately indicates the century of the date/time data.

            (bb) TAKEOVER LAWS. Seller has taken all action required to be taken by it in order to exempt this Agreement and the Seller Option Agreement and the transactions contemplated hereby and thereby from the requirements of any applicable "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws").

      5.04  REPRESENTATIONS AND WARRANTIES OF ACQUIRER.  Subject to
Section 5.02, Acquirer hereby represents and warrants to Seller as follows:

            (a) ORGANIZATION, STANDING AND AUTHORITY. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquirer is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Acquirer and each of its Significant Subsidiaries is duly licensed and qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed and qualified. Acquirer has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

            (b) ACQUIRER CAPITAL STOCK. As of the date of this Agreement, the authorized capital stock of Acquirer consists solely of 1,500,000,000 shares of Acquirer Common Stock and 50,000,000 shares of preferred stock, par value $1.00 per share ("Acquirer Preferred Stock"). As of March 31, 1999, there were 744,797,857 shares of Acquirer Common Stock and 56,539 shares of Acquirer Preferred Stock issued and outstanding. As of the date hereof, 18,428,964 shares of Acquirer Common Stock were held in treasury by Acquirer or otherwise owned by Acquirer. As of the date of this Agreement, no shares of Acquirer Common Stock or Acquirer Preferred Stock were reserved for issuance, except that 60,090,134 shares of Acquirer Common Stock were reserved for issuance pursuant to Acquirer's employee and director stock purchase and option plans and dividend reinvestment plan, 89,108 shares were reserved for issuance under outstanding warrants to purchase Acquirer Common Stock and 45,000,000 shares were reserved for issuance upon exercise of the Periodic Stock Purchase Rights and Risk Event Warrants of Acquirer. As of March 31, 1999, 12,750 shares of Acquirer Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Acquirer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above, Acquirer does not have any Rights issued or outstanding with respect to any shares of Acquirer Common Stock or Acquirer Preferred Stock or any other equity securities of Acquirer. The shares of Acquirer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

            (c) CORPORATE POWER. Each of Acquirer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Acquirer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

            (d) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each of Acquirer and the Acquirer Board on or prior to the date hereof and no other corporate proceedings on the part of Acquirer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of Acquirer, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

            (e)   REGULATORY APPROVALS; NO DEFAULTS.

                  (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or any third party are required to be made or obtained by Acquirer or any of its Subsidiaries in connection with the execution, delivery or performance by Acquirer of this Agreement or to consummate the transactions contemplated hereby except for: (A) any required filings of applications or notices with the FRB and the DFI; (B) filings with the SEC and state securities authorities and the approval of the listing on the NYSE of Acquirer Common Stock to be issued in the Merger; and (C) the filing of the agreement of merger and the certificate of merger as contemplated in Section 2.01(b). As of the date hereof, Acquirer is not aware of any reason why the approvals set forth in
      Section 7.01(b) will not be received.

                  (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

                         (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Acquirer or of any of its Subsidiaries or to which Acquirer or any of its Subsidiaries or any of their respective properties is subject or bound;

                         (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Acquirer or any of its Subsidiaries; or

                         (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

            (f) FINANCIAL REPORTS AND SEC DOCUMENTS. The SEC Documents of Acquirer or any of its Subsidiaries, as of the date filed: (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document of Acquirer or any of its Subsidiaries, including the related notes and schedules thereto, fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents of Acquirer or any of its Subsidiaries (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

            (g) NO MATERIAL ADVERSE CHANGES. Except as Previously Disclosed, since December 31, 1998, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect with respect to Acquirer and its Subsidiaries, taken as a whole.

            (h) TAX MATTERS. As of the date hereof, Acquirer has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

            (i)   REGULATORY MATTERS.

                  (i) Since December 31, 1996, each of Acquirer and its Subsidiaries has filed each report or other filing that it was required to file with any federal or state banking or other applicable Regulatory Authorities having jurisdiction over it (together with all exhibits thereto, the "Acquirer Regulatory Reports"). As of their respective dates or as subsequently amended prior to the date hereof, each of the Acquirer Regulatory Reports was true and correct and complied with the requirements of the applicable form for each such Acquirer Regulatory Report.

                  (ii) None of Acquirer or its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

                  (iii) None of Acquirer or its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

            (j) LITIGATION. No litigation, claim or other proceeding before any court or Governmental Authority is pending against Acquirer or any of its Subsidiaries and, to Acquirer's knowledge, no such litigation, claim or other proceeding has been threatened. None of Acquirer or its Subsidiaries is subject to any outstanding order, writ, injunction or decree.

            (k)   COMPLIANCE WITH LAWS; PERMITS.  Each of Acquirer and its
Subsidiaries:

                  (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses on behalf of Acquirer and its Subsidiaries;

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Acquirer's knowledge, no suspension or cancellation of any of them is threatened; and

                  (iii) is in compliance with the provisions of its articles of incorporation or association or similar governing document and its by-laws.

            (l) MILLENNIUM COMPLIANCE. All hardware and software, whether embedded or otherwise, used or licensed for use in the business of Acquirer and its Subsidiaries as presently conducted is Millennium Compliant or will be Millennium Compliant by a date so that the business, operations or financial condition of Acquirer and its Subsidiaries will not be adversely affected. Acquirer is undertaking all reasonable efforts necessary to determine whether any third party with whom Acquirer has a material business relationship has software that is Millennium Compliant and to replace all such material business relationships where, in the judgment of Acquirer, software that is Millennium Compliant is not present and will not be present in time to avoid processing failures or errors that would have a detrimental impact on such third party that could be detrimental to Acquirer and its Subsidiaries.

                                    ARTICLE VI

                                     COVENANTS

      6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of Seller and Acquirer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

      6.02 SHAREHOLDER APPROVAL. Seller shall take, in accordance with applicable law, applicable stock exchange or Nasdaq rules and the Seller Articles and the Seller By-Laws, all action necessary to convene, an appropriate meeting of shareholders of Seller to consider and vote upon (i) the approval of the principal terms of this Agreement and (ii) any other matters required to be approved by the shareholders of Seller for consummation of the Merger (including any adjournment or postponement, the "Seller Meeting"), as promptly as practicable after the Registration Statement is declared effective. Seller Board shall recommend such approval, and Seller shall take all reasonable lawful action to solicit such approval by its shareholders. The Seller Board may not withdraw or modify its recommendation except as expressly permitted by Section 6.06(b).
 .
      6.03  REGISTRATION STATEMENT.

      (a) REGISTRATION STATEMENT. Acquirer and Seller agree to cooperate in the preparation of a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Acquirer with the SEC in connection with the issuance of Acquirer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Seller constituting a part thereof (the "Proxy Statement") and all related documents). Seller agrees to file the Proxy Statement in preliminary form with the SEC as soon as reasonably practicable, and Acquirer agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Seller and Acquirer agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Acquirer also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Seller agrees to furnish to Acquirer all information concerning Seller, its officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

      (b) QUALITY OF INFORMATION. Each of Seller and Acquirer agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in:

            (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and

            (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Seller Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto.

      Each of Seller and Acquirer further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or that it has omitted to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

      (c) NOTICES REGARDING REGISTRATION. Acquirer agrees to advise Seller, promptly after Acquirer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Acquirer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      6.04 PRESS RELEASES. Each of Seller and Acquirer agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or rules of the stock market where its securities are traded (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

      6.05  ACCESS; INFORMATION.

      (a) ACCESS. Seller agrees that upon reasonable notice, it shall afford Acquirer and Acquirer's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information (including, without limitation, Seller's or any of its Subsidiaries' Year 2000 contingency plan) as Acquirer may reasonably request and, during such period, Seller shall furnish promptly to Acquirer (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as Acquirer may reasonably request. Seller shall not be required to provide access or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

      (b)   CONFIDENTIALITY.  All information furnished to Acquirer pursuant to
Section 6.05(a) shall be subject to, and Acquirer shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement dated April 14, 1999 (the "Confidentiality Agreement") between Acquirer and Seller. Seller shall have the same obligations to Acquirer with respect to information furnished to Seller by Acquirer.

      (c) INVESTIGATION. No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

      6.06  ACQUISITION PROPOSALS.

      (a) Seller shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Takeover Proposal. Seller shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Acquirer with respect to any of the foregoing. Seller shall promptly (within 24 hours) advise Acquirer following the receipt by Seller of any Takeover Proposal and the substance thereof (including the identity of the person making such Takeover Proposal), and advise the Acquirer of any developments with respect to such Takeover Proposal immediately upon the occurrence thereof. Notwithstanding the first sentence of this Section 6.06(a), in the event that, prior to the date of the Seller Meeting, the Seller Board determines in good faith and in conformity with the written advice of outside counsel, after Seller has received an unsolicited Takeover Proposal that is a Superior Proposal, that the failure to do so would result in a breach of Seller Board's fiduciary duties to Seller's shareholders, Seller may, in response to an unsolicited request therefor, furnish information with respect to the Seller to, and enter into discussions with, the party making the Superior Proposal pursuant to a customary confidentiality agreement.

      (b) Except as expressly permitted by this Section 6.06(b), the Seller Board may not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquirer, the approval or recommendation by the Seller Board of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause or authorize Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the date of the Seller Meeting, the Seller Board determines in good faith, after the Seller has received a Superior Proposal and in conformity with the written advice of outside counsel, that failure to do so would result in a breach of its fiduciary duties to the Seller's shareholders under applicable law, the Seller Board may upon not less than three business days notice to Acquirer of Seller Board's intention to do so withdraw or modify or propose publicly to withdraw or modify its approval or recommendation of the Merger or this Agreement. Such withdrawal or modification shall not affect the Seller's obligation to convene the Seller Meeting as required by Section 6.02.

      6.07 AFFILIATE AGREEMENTS. Seller shall use its reasonable best efforts to cause each director, executive officer and other Person who as of the date of the Seller Meeting to Seller's knowledge is reasonably likely to be an "affiliate" (for purposes of Rule 145 under the Securities Act) of Seller to execute and deliver to Acquirer on or before the date of mailing of the Proxy Statement a written agreement in the form of Exhibit B hereto.

      6.08 STOCK EXCHANGE LISTING. Acquirer agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Acquirer Common Stock to be issued to the holders of Seller Common Stock in the Merger.

      6.09  REGULATORY APPLICATIONS.

      (a) COOPERATION WITH FILINGS. Seller and Acquirer and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts
(i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all. third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the FRB, the DFI and any other applicable Regulatory Agencies and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable. Provided Seller has cooperated as required above, Acquirer agrees to file the requisite applications to be filed by it with the FRB, the DFI and any other applicable Regulatory Agencies, as promptly as reasonably practicable. Each of Acquirer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

      (b) AGREEMENT TO FURNISH INFORMATION. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Regulatory Authority. Any such information that is not ultimately included in any publicly available filing, notice or application shall be kept confidential in accordance with Section 6.05(b).

      6.10  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

      (a) INDEMNIFICATION BY ACQUIRER. From and after the Effective Time, Acquirer agrees to indemnify and hold harmless each present and former director and officer of Seller and its Subsidiaries determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Agreement or any of the transactions contemplated hereby) to the fullest extent permitted by law. Acquirer shall also advance expenses as incurred to the fullest extent permitted under Delaware law, upon receipt of any undertaking required by applicable law.

      (b) INDEMNIFICATION PROCEDURE. Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Acquirer thereof, but the failure to so notify shall not relieve Acquirer of any liability it may have to such Indemnified Party if such failure does not materially prejudice Acquirer. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time):

            (i) Acquirer shall have the right to assume the defense thereof and Acquirer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquirer elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Acquirer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Acquirer shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received;

            (ii) the Indemnified Parties will cooperate in the defense of any such matter; and

            (iii) Acquirer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that Acquirer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

      (c) DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. For a period of six years after the Effective Date, Acquirer shall use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of Seller or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such officers and directors arising from facts or events which occurred on or before the Effective Time of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as that coverage currently provided by Seller; provided, however, that in no event shall Acquirer be required to expend more than 200% per annum of the current amount expended by Seller (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Acquirer is unable to obtain the insurance called for by this Section 6.10(c), Acquirer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of Seller or any of its Subsidiaries may be required to make application and provide customary representations and warranties to Acquirer's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will have a single aggregate for such six-year period in an amount not less than the annual aggregate of such coverage currently provided by Seller.

      (d) SUCCESSOR LIABILITY. If Acquirer or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Acquirer shall assume the obligations set forth in this Section 6.10.

      6.11  TAKEOVER LAWS; NO RIGHT TRIGGERED.

      (a) No party shall take any action that would cause the transactions contemplated by this Agreement and the Seller Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Seller Option Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect that purport to apply to this Agreement, the Seller Option Agreement or the transactions contemplated hereby or thereby.

      (b) Seller shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the Seller Option Agreement, and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions, or any other transactions contemplated hereby and thereby, do not and will not result in the grant of any rights to any Person
(i) under the Seller Articles or the Seller By-Laws or (ii) under any material agreement to which it or any of its Subsidiaries is a party (except as expressly contemplated by (A) the mandatory provisions under the Seller Plans or (B) the Seller Option Agreement, as applicable).

      6.12 NOTIFICATION OF CERTAIN MATTERS. Each of Seller and Acquirer shall give prompt notice to the other of any fact, event or circumstance known to it that:

            (i) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to have a Material Adverse Effect, or

            (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

      6.13 CERTAIN LOANS AND RELATED MATTERS. Seller will furnish to Acquirer a complete and accurate list as of the end of each calendar month after March 31, 1999, within 15 business days after the end of each such calendar month, of
(a) all of the periodic internal credit quality reports prepared during such calendar month (which reports will be prepared in a manner consistent with past practices) of Seller or any of its Subsidiaries, (b) all loans of Seller or any of its Subsidiaries classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) any current repurchase obligations of Seller or any of its Subsidiaries with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (e) any standby letters of credit issued by Seller or any of its Subsidiaries.

      6.14 MONTHLY FINANCIAL STATEMENTS. Seller shall furnish Acquirer with the balance sheets of Seller and each of its Subsidiaries as of the end of each calendar month after March 31, 1999 and the related statements of income, within 15 business days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the SEC Documents and on a consistent basis during the periods involved and shall fairly present the financial positions of Seller and its Subsidiaries as of the dates thereof and the results of operations of Seller and its Subsidiaries for the periods then ended.

      6.15 ACCOUNTANTS' LETTERS. Each of Seller and Acquirer shall use its best efforts to cause to be delivered to the other party, and such other party's directors and officers who sign the Registration Statement, a letter or letters from each party's independent auditors as are customarily required, respectively, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

      6.16 TAX MATTERS. Seller shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns of Seller and its Subsidiaries, including all Compensation and Benefit Plan returns and reports, for all Tax periods ending on or before the Effective Time where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Time; PROVIDED, HOWEVER, that Seller shall not file (and shall cause not to be filed) any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with Acquirer; PROVIDED, FURTHER, that Seller shall not make (and shall cause not to be made) any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of Acquirer.

      6.17 ESTABLISHMENT OF ACCRUALS. If requested by Acquirer, on the business day immediately prior to the Effective Time, Seller shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its and its Subsidiaries accounting and credit loss reserve practices and methods to those of Acquirer (as such practices and methods are to be applied to Seller and its Subsidiaries from and after the Effective Time) and reflect Acquirer's plans with respect to the conduct of Seller's and its Subsidiaries' business following the Merger and to provide for the costs and expenses relating to the consummation by Seller of the transactions contemplated by this Agreement. The establishment of such accruals and reserves shall not, in and of itself, constitute a breach of any representation or warranty of Seller contained in this Agreement or constitute a material adverse change in the business, operations or financial condition of Seller and its Subsidiaries, taken as a whole.

      6.18 COORDINATION OF DIVIDENDS. Until the Effective Time, Seller shall coordinate with Acquirer the declaration of any dividends or other distributions with respect to the Seller Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of Seller Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of Seller Common Stock (including any shares of Acquirer Common Stock received in exchange therefor in the Merger).

      6.19 UPDATED DISCLOSURE SCHEDULE. On a date 15 business days prior to the Effective Date and on the Effective Date, Acquirer and Seller shall modify their respective Disclosure Schedules to this Agreement for the purpose of making the representations and warranties to which any such Disclosure Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by Acquirer or Seller subsequent to the date any Disclosure Schedule was previously delivered. Notwithstanding the foregoing, the updated Disclosure Schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Sections 7.02(a) and 7.03(a) hereof.

      6.20  BENEFIT PLANS.

      (a) Acquirer shall, for two years after the Effective Time, provide former employees of Seller and its Subsidiaries who remain as employees of Acquirer or the Surviving Corporation ("Continuing Employee") with compensation and employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Acquirer. From time to time after the Effective Time, Acquirer may, at its sole discretion, discontinue all or any Compensation and Benefit Plans maintained by Seller and its Subsidiaries for the benefit of employees of the Seller and its Subsidiaries so long as it replaces them with compensation and employee benefit plans of Acquirer as offered to similarly situated employees of Acquirer and its Subsidiaries. If any employee of Seller or its Subsidiaries becomes a participant in any employee benefit plan, practice or policy of Acquirer or the Surviving Corporation, such employee shall be given credit under such plan, practice or policy for all service with Seller or its Subsidiaries from the employee's most recent date of hire by Seller or its Subsidiaries (as provided by Seller to Acquirer prior to the Effective Date) and prior to the Effective Time for purposes of eligibility and vesting, but not for the purposes of determining benefit accruals or the rate of benefit accruals, for which such service is taken into account or recognized, provided that there be no duplication of such benefits as are provided under any employee benefit plans, practices, or policies of Seller or any of its Subsidiaries that continue in effect following the Effective Time.

      (b) Acquirer shall pay to Continuing Employees the amounts payable under Seller's incentive plans as Previously Disclosed for the year ended December 31, 1999 in accordance with the terms thereof ("1999 Bonus Amounts"). Prior to the Effective Date, the Chief Executive Officer of Seller, after prior consultation with Acquirer, shall determine the 1999 Bonus Amounts payable pursuant to the terms of the applicable incentive plans of Seller. Acquirer shall also pay to employees of Seller and its Subsidiaries whose employment is terminated by Acquirer or its Subsidiaries (other than by reason of such employee's misconduct, nonperformance of duties or violations of other rules and policies of Acquirer or its Subsidiaries, including confidentiality obligations) after the Effective Time and prior to the date such 1999 Bonus Amounts have been paid an amount equal to the 1999 Bonus Amount to which they would otherwise have been entitled. Such 1999
Bonus Amounts shall be paid upon such termination.

      (c) Employees covered under Seller's Employee Severance Plan as of the Effective Date who are terminated by the Acquirer within 12 months after the Effective Time shall be eligible for severance, if any, under the terms of Seller's Employee Severance Plan except that the required release shall be in the form and manner required by the Acquirer. During such 12 month period, such employees shall be excluded from coverage from Acquirer's severance plans or programs but shall not be excluded from coverage under Acquirer's Change In Control Severance Pay Programs provided such employees meet the coverage requirements set forth in such Change In Control Severance Pay Programs. If a change in control of Acquirer occurs during such 12 month period said employees will cease to be eligible for severance under Seller's Employee Severance Plan if they are covered employees under Acquirer's Change In Control Severance Pay Programs.

      (d) Employees eligible for severance payments under Seller's Executive Severance Plan shall be excluded from coverage from Acquirer's severance plans or programs including Acquirer's Change In Control Severance Pay Plan or Programs so long as such employee is covered by Seller's Executive Severance Plan. Acquirer further agrees that the "target bonus" for purposes of the Executive Severance Plan shall mean the maximum target bonus payable under the applicable incentive plan in the event that the applicable "target bonus" is expressed as a range. Schedule 6.20(d) sets forth the employees currently covered by Seller's Executive Severance Plan. Seller shall provide Acquirer with an updated schedule of employees covered under Seller's Executive Severance Plan prior to the Effective Date.

      (e) This Section 6.20 is an agreement solely between Seller and Acquirer. Nothing in this Section 6.20, whether express or implied, shall be considered to be a contract between Seller or Acquirer or any other person or shall confer upon any employee of Seller or Acquirer or any other person, any rights or remedies that such person did not already have including, but not limited to (i) any right to employment or recall, (ii) any right to continued employment of any specified person or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.

                                    ARTICLE VII

                      CONDITIONS TO CONSUMMATION OF THE MERGER

      7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Acquirer and Seller to consummate the Merger is subject to the fulfillment or written waiver by Acquirer and Seller prior to the Effective Time of each of the following conditions:

            (a) SHAREHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of Seller.

            (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the Merger and the other transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

            (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule or regulation, or any judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (an "Injunction") which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

            (d) REGISTRATION STATEMENT; NYSE. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The Acquirer Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

            (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Acquirer Common Stock to be issued in the Merger shall have been received and be in full force and effect.

            (f) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Authority seeking an Injunction shall be pending.

      7.02 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Merger is also subject to the fulfillment or written waiver by Seller prior to the Effective Time of each of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. (i) Subject to Section 5.02, the representations and warranties of Acquirer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date); and (ii) Seller shall have received a certificate, dated the Effective Date, signed on behalf of Acquirer by the Chief Financial Officer of Acquirer to such effect.

            (b) PERFORMANCE OF OBLIGATIONS OF ACQUIRER. Acquirer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate, dated the Effective Date, signed on behalf of Acquirer by the Chief Financial Officer of Acquirer to such effect.

            (c) OPINION OF SELLER'S COUNSEL. Seller shall have received an opinion from Irell & Manella LLP, counsel to Seller, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

                  (i) No gain or loss will be recognized by Acquirer or Seller as a result of the Merger;

                  (ii) No gain or loss will be recognized by the shareholders of Seller who exchange their Seller Common Stock for Acquirer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Acquirer Common Stock);

                  (iii) The tax basis of the Acquirer Common Stock received by the shareholders who exchange all of their Seller Common Stock in the Merger will be the same as the tax basis of the Seller Common Stock surrendered in exchange therefor; and

                  (iv) The holding period of the Acquirer Common Stock received by a shareholder of Seller pursuant to the Merger will include the period during which the Seller Common Stock surrendered therefor was held, provided the Seller Common Stock is a capital asset in the hands of the shareholder of Seller at the time of the Merger.

      In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Acquirer, Seller and others.

            (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of Acquirer or any of its Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a Material Adverse Effect with respect to Acquirer and its Subsidiaries, taken as a whole.

      7.03 CONDITIONS TO OBLIGATION OF ACQUIRER. The obligation of Acquirer to consummate the Merger is also subject to the fulfillment or written waiver by Acquirer prior to the Effective Time of each of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. (i) Subject to Section 5.02, the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date); and
(ii) Acquirer shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Financial Officer of Seller to such effect.

            (b) PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; provided that Seller shall have performed its agreements contained in Sections 4.01(c) and (d) in all respects; and Acquirer shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Financial Officer of Seller to such effect.

            (c) OPINION OF ACQUIRER'S COUNSEL. Acquirer shall have received an opinion from Dorsey & Whitney LLP, Minneapolis, Minnesota, counsel to Acquirer, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

                  (i) No gain or loss will be recognized by Acquirer or Seller as a result of the Merger;

                  (ii) No gain or loss will be recognized by the shareholders of Seller who exchange their Seller Common Stock for Acquirer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Acquirer Common Stock);

                  (iii) The tax basis of the Acquirer Common Stock received by the shareholders of Seller who exchange all of their Seller Common Stock in the Merger will be the same as the tax basis of the Seller Common Stock surrendered in exchange therefor; and

                  (iv) The holding period of the Acquirer Common Stock received by a shareholder of Seller pursuant to the Merger will include the period during which the Seller Common Stock surrendered therefor was held, provided the Seller Common Stock is a capital asset in the hands of the shareholder of Seller at the time of the Merger.

      In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Acquirer, Seller, and others.

            (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of Seller or any of its Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a Material Adverse Effect with respect to Seller and its Subsidiaries, taken as a whole.

                                    ARTICLE VIII

                                    TERMINATION

      8.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller.

            (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Acquirer and Seller.

            (b) BREACH. At any time prior to the Effective Time, by Acquirer or Seller, upon written notice to the other party, in the event of either:

                  (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or

                  (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) individually or in the aggregate with other breaches, has had or is reasonably expected to have a Material Adverse Effect on the breaching party.

            (c) DELAY. At any time prior to the Effective Time, by Acquirer or Seller, in the event that the Merger is not consummated by December 31, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth herein.

            (d)   NO APPROVAL.  By Seller or Acquirer, in the event:

                  (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or

                  (ii) the shareholder approval required by Section 7.01(a) herein is not obtained at the Seller Meeting.

            (e) FAILURE TO RECOMMEND, ETC. At any time prior to the Seller Meeting, by Acquirer if the Seller Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Acquirer.

            (f) FAILURE OF CONDITION. By either Acquirer or Seller, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy.

            (g) SELLER OPTION AGREEMENT. By Acquirer, at any time after 6:00 a.m. New York City time on May 20, 1999, if the Seller Option Agreement shall not have been executed and delivered by Seller to Acquirer prior to such termination.

            (h) ACQUIRER SIGNIFICANT STOCK DECLINE. By Seller, on either of the two trading days immediately after the Twenty Day Calculation Period (as defined below), if both of the following conditions are satisfied:

                  (i) the average of the daily closing prices of a share of Acquirer Common Stock as reported on the consolidated tape of the NYSE during the Twenty Day Calculation Period (the "Acquirer Average Price") is less than $28.38; and

                  (ii) the number obtained by dividing the Acquirer Average Price by $35.4792 is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from such quotient;

PROVIDED, HOWEVER, that Seller shall not be permitted to terminate this Agreement pursuant to the provisions of this Section 8.01(h) if Acquirer agrees to adjust the Exchange Ratio in such a manner as to provide the shareholders of Seller with Merger Consideration per share of Seller Common Stock with a value (using the Acquirer Average Price) greater than or equal to $36.80. For purposes of this Section 8.01(h):

                         (A) The "Index Group" shall mean all of those companies listed on Schedule 8.01(h), the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the Twenty Day Calculation Period for such company to be acquired. In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies shall be adjusted proportionately.

                         (B) The "Initial Index Price" shall mean the weighted average (weighted in accordance with the factors listed on Schedule 8.01(h)) of the closing prices for the period from and including May 6, 1999 to and including May 18, 1999 of the companies comprising the Index Group.

                         (C) The "Final Price" of any company belonging to the Index Group shall mean the average of the daily closing sale prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Twenty Day Calculation Period.

                         (D) The "Final Index Price" shall mean the weighted average (weighted in accordance with the factors listed on Schedule 8.01(h)) of the Final Prices for all of the companies comprising the Index Group.

                         (E) The "Twenty Day Calculation Period" shall mean the 20 consecutive trading days ending at the end of the third business day prior to the Effective Date.

                         (F) If Acquirer or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the date three days prior to the Effective Date, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of this Agreement.

      8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 8.03 and 9.01, and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination; PROVIDED, HOWEVER, that any termination shall not affect the Seller Option Agreement.

      8.03  TERMINATION EXPENSES.

      (a) In the event of termination of this Agreement and the abandonment of the Merger at any time (a) by Acquirer pursuant to Sections 8.01(b), 8.01(e) or 8.01(g) or (b) by Acquirer or Seller pursuant to Section 8.01(d)(ii) as a result of the failure to receive the shareholder approval at the Seller Meeting contemplated by Section 6.02 (but only in the event that it shall have been publicly announced that any Person (other than Acquirer) shall have made, or disclosed an intention to make, a Takeover Proposal) and in order to compensate Acquirer for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, Seller shall, within one business day following such termination, pay Acquirer a fee of $5,000,000 in immediately available funds. Acquirer's right to receive such fee, and ability to enforce the provisions of this Section 8.03(a), shall not be subject to approval by the shareholders of Seller. Upon and after payment of such fee to Acquirer, Seller shall not have any liability to Acquirer for any breach (including a willful breach) by Seller specified in Section 8.01(b).

      (b) In the event of termination of this Agreement and the abandonment of the Merger at any time by Seller pursuant to Section 8.01(b) and in order to compensate Seller for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, Acquirer shall, within one business day following such termination, pay Seller a fee of $5,000,000 in immediately available funds. Seller's right to receive such fee, and ability to enforce the provisions of this Section 8.03(b), shall not be subject to approval by the shareholders of Acquirer. Upon and after payment of such fee to Seller, Acquirer shall not have any liability to Seller for any breach (other than a willful breach) by Acquirer specified in Section 8.01(b).

                                     ARTICLE IX

                                   MISCELLANEOUS

      9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than those covenants and agreements which by their terms apply in whole or in part after the Effective Time, and this Article IX which shall survive the Effective Time) or the termination of this Agreement (other than Sections 6.05(b), 8.02 and 8.03, and this Article IX, each of which shall survive such termination).

      9.02  WAIVER; AMENDMENT.

      (a) At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      (b) Prior to the Effective Time, any provision of this Agreement may be amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Seller Meeting, this Agreement may not be amended if it would violate the CGCL or reduce the amount or change the form of the consideration to be received by Seller shareholders in the Merger.

      9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

      9.04 GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law apply). Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated thereby.

      9.05 EXPENSES. Except as otherwise provided in Section 8.03 hereof, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

      9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

      If to Seller, to:             Western Bancorp
                              4100 Newport Place
                              Suite 900
                              Newport Beach, California 92660
                              Attention:  Julius G. Christensen, Esq.
                              Facsimile:  (949) 757-5844

      With a copy to:         Irell & Manella LLP
                              333 South Hope Street, Suite 3300
                              Los Angeles, California  90071-3042
                              Attention:  Ken Ikari, Esq.

                              Facsimile:  (213) 229-0515

      If to Acquirer, to:           U.S. Bancorp
                              U.S. Bank Place
                              601 Second Avenue South
                              Minneapolis, Minnesota 55402
                              Attention: Lee R. Mitau, Esq.
                              Facsimile:  (612) 973-4333

      With a copy to:         Dorsey & Whitney LLP
                              Pillsbury Center South
                              220 South Sixth Street
                              Minneapolis, Minnesota  55402-1498
                              Attention:   Jay L. Swanson, Esq.
                                    Elizabeth C. Hinck, Esq.
                              Facsimile:  (612) 340-8738

      9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made, in each case other than the Seller Option Agreement and the Confidentiality Agreement. Except as otherwise expressly provided herein, nothing in this Agreement is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 19, 1999.

      9.09 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.05(b) of this Agreement were not performed in accordance with their respective specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of
Section 6.05(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                   WESTERN BANCORP



                                   By  /s/ Matthew P. Wagner
                                      -----------------------------------------
                                   Name: Matthew P. Wagner

                                   Title:  President and Chief Executive Officer


                                   U.S. BANCORP



                                   By  /s/ Susan E. Lester
                                      -----------------------------------------
                                   Name: Susan E. Lester

                                   Title:  Executive Vice President and
                                             Chief Financial Officer